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N-CSR Exhibit for Item 10 (a) (1): CODE OF ETHICS            Ex-99.Code Ethics

         Master Investment Portfolio and Barclays Global Investors Funds

                       CODE OF ETHICS FOR SENIOR OFFICERS

                                  INTRODUCTION

       Section 406 of the Sarbanes-Oxley Act of 2002 directed the Securities and Exchange Commission (the "SEC") to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend coverage to chief executive officers as well as senior financial officers, and require disclosure of waivers or substantive changes in any code. This Code of Ethics (this "Code") addresses these new requirements, and is different in nature and scope from the code of ethics that was previously adopted as required under Section 17(j) of the Investment Company Act of 1940 (the "1940 Act") and Rule 17j-1 thereunder, which focuses on personal trading activities.

                                POLICY STATEMENT

       It is the policy of the Barclays Global Investors Funds and Master Investment Portfolios (collectively the "Funds" or each individually a "Fund") to conduct its affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Funds' Boards of Trustees (together, the "Board") and applies to the persons appointed by the Board as Chief Executive Officer, President, Chief Financial Officer, Treasurer and/or Chief Accounting Officer, and any persons performing similar functions, all as identified in Exhibit A, as modified from time to time ("Covered Officers"). Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters. This Code is designed to promote:

       . honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       . full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

       .  compliance with applicable governmental laws, rules and regulations;

       . prompt internal reporting to the appropriate person of violations of this Code; and

       .  accountability for adherence to this Code.

       This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

       . act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund's policies;

       . observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

       .  adhere to high standards of business ethics; and

       . place the interests of the Fund and its shareholders before the Covered Officer's own personal interests.

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       All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Fund's chief legal officer or, if none, legal counsel to the Fund's investment adviser ("Adviser") ("Legal Counsel"), or other appropriate resources, when in doubt about the best course of action in a particular situation.

                              CONFLICTS OF INTEREST

       Covered Officers should handle ethically actual and apparent conflicts of interest. A "conflict of interest" occurs when an individual's personal interests actually or potentially interfere with the interests of the Fund or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Fund officer objectively and effectively. Service to the Fund should never be subordinated to either a direct or indirect personal gain or advantage.

       Certain conflicts of interests arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Funds' and the Adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser, administrator or other service provider of which the Covered Officers are also officers or employees (the "Employer"). It is recognized by the Board that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Employer and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Employer, and is consistent with the Board's understanding of the performance by the Covered Officers of their duties as officers of the Fund. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of other investment companies advised or serviced by the Employer and the codes of those investment companies will apply to the Covered Officers acting in those distinct capacities. Nonetheless, each Covered Officer recognizes that, as an Officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders.

       If a Covered Officer believes that his or her responsibilities as an officer or employee of the Employer are likely to materially compromise his or her objectivity or ability to perform the duties of his role as an officer of the Fund, he or she should consult with Legal Counsel, the Fund's outside counsel, or counsel to the Trustees who are not "interested persons" of the Fund as defined in the 1940 Act ("Independent Trustees"), as appropriate. Under appropriate circumstances, a Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

       In addition, each Covered Officer must:

       .  avoid conflicts of interest wherever possible;

       . not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

       . not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Fund and its shareholders; and

       . not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Fund.

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                    ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

       All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining. Each Covered Officer shall seek to obtain additional resources if he believes that existing resources are inadequate to enable the Fund to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders. Accurate information is essential to the Fund's ability to meet legal and regulatory obligations. The books and records of the Fund shall meet the highest standards and accurately reflect the true nature of the transactions they record. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Legal Counsel for a determination as to what, if any, corrective action is necessary or appropriate.

       No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Fund's books or records for any reason. No disbursement of Fund assets shall be made without adequate supporting documentation or for any purpose other than as described in the Fund's documents or contracts.

                    FUNDS DISCLOSURE CONTROLS AND PROCEDURES

       Each Covered Officer is required to be familiar, and comply, with the Fund's disclosure controls and procedures. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Fund's other public communications should, to the extent appropriate within his area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

       Each Covered Officer must:

       . familiarize him- or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund;

       . ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Fund's shareholders or the general public, in accordance with applicable law;

       . consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner; and

       . not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Fund, whether to persons within or outside the Fund, including to outside counsel, independent auditors and governmental regulators.

                            CONFIDENTIAL INFORMATION

       Covered Officers who have access to confidential information are not permitted to use or share that information for their personal benefit or for any other purpose except the conduct of the Fund's business. Covered Officers should maintain the confidentiality of information entrusted to them by the Fund or its shareholders, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Fund or its shareholders if disclosed.

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly by the Fund. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

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                     COMPLIANCE, REPORTING AND RECORDKEEPING

                                   Compliance

       Any Covered Officer who violates the provisions of this Code will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions shall be imposed by the Audit Committee, subject to review by the full Board, in their sole discretion. Depending on the nature and severity of the violation, the Fund may refer such violation to appropriate authorities for civil action or criminal prosecution.

       All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by the law or this Code, such reports and records shall not be disclosed to anyone other than the Fund's Adviser, the Trustees, the Fund's outside counsel or counsel to the Independent Trustees.

                                    Reporting

       Each Covered Officer shall:

       . upon receipt of the Code or upon becoming a Covered Officer, sign and submit an Initial Acknowledgement (form attached) confirming that he has received, read and understands the Code;

       . annually, sign and submit an Annual Acknowledgement (form attached) confirming that he has complied with the requirements of the Code;

       . not retaliate against any Covered Officer or other person for making reports of violations in good faith; and

       . notify Legal Counsel, the Fund's outside counsel or counsel to the Independent Trustees, as appropriate, of any actual or potential violation of this Code. Failure to do so is itself a violation of this Code. The Fund will not retaliate against any Covered Officer for making reports of violations in good faith, but will not be precluded from taking appropriate disciplinary action for the violations themselves.

       Except as described otherwise below, Legal Counsel is authorized to apply this Code to situations presented to it and has the authority to interpret this Code in any particular situation. Legal Counsel shall take all action it considers appropriate to investigate any actual or potential violations reported to it, and Legal Counsel is authorized and encouraged to consult, as appropriate, with the chair of the Audit Committee, the Fund's outside counsel or counsel to the Independent Trustees. The Fund's Audit Committee is responsible for granting waivers from the terms and provisions of this Code, as it deems appropriate.

                                  Recordkeeping

       The Fund will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board:
(i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee and/or Board.

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                                                                       EXHIBIT A

       "Covered Officers" covered by this Code of Ethics for Senior Officers:





       Current as of: _______________, 20__.

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                                     Form of

                             INITIAL ACKNOWLEDGEMENT

       I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

       I also acknowledge my responsibility to report any violation of the Code to Legal Counsel, as defined in the Code.

       I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.




Covered Officer Name and Title: ________________________________________________
                                      (please print)


________________________________________________________________________________
               Signature                                  Date

Please return this completed form to_______________________________ within one week from the date of your receipt of a request to review these documents. Thank you!

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                                     Form of

                             ANNUAL ACKNOWLEDGEMENT


       I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

       I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

       I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.


Covered Officer Name and Title: ________________________________________________
                                      (please print)


________________________________________________________________________________
               Signature                                  Date

Please return this completed form to_______________________________ within one week from the date of your receipt of a request to complete and return it. Thank you!